Exhibit 10.2

Intellectual Property License Agreement

This Intellectual Property License Agreement (“Agreement”), dated as of May 12, 2026 (the “Effective Date”), is by and between BP United ,Inc., a Delaware corporation, with offices located at 20855 NE 16th Ave., STE C38, Miami, FL 33179 (“Licensor”), and Quantum Cyber N.V., a public company organized under the laws of the Netherlands and listed on the Nasdaq Capital Market (NCM: QUCY), with offices located at 1501 Belvedere Road Suite 500, West Palm Beach, FL, 33406 (“Licensee”) (collectively, the “Parties,” or each, individually, a “Party”).

WHEREAS, Licensor owns all right, title, and interest in and has the right to license to Licensee the Licensed Technology (as defined below);

WHEREAS, Licensee wishes to use the Licensed Technology in the Territory in connection with the Licensed Products and Licensor is willing to grant to Licensee a license to and under the Licensed Technology on the terms and conditions set out in this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, the Parties have entered into or intend to enter into an Exclusive Supply Agreement (the “Supply Agreement” and, together with this Agreement, the “Transaction Agreements”) to facilitate the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. For purposes of this Agreement, the following terms have the following meanings:

“Action” has the meaning set forth in Section 12.1.

“Affiliate” of a Person means any other Person that, at any time during the Term, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” for purposes of this Agreement means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, and “controlled by” and “under common control with” have correlative meanings.

“Agreement” has the meaning set forth in the preamble.

“Bankruptcy Code” has the meaning set forth in Section 14.1.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in New York, NY are authorized or required by Law to be closed for business.

“Confidential Information” means all non-public, confidential, or proprietary information of the Disclosing Party, whether in oral, written, electronic, or other form or media, whether or not such information is marked, designated, or otherwise identified as “confidential”,” and includes the terms and existence of this Agreement.

Confidential Information does not include information that the Receiving Party can demonstrate by documentation: (w) was already known to the Receiving Party without restriction on use or disclosure prior to receipt of such information directly or indirectly from or on behalf of the Disclosing Party; (x) was or is independently developed by the Receiving Party without reference to or use of any Confidential Information; (y) was or becomes generally known by the public other than by breach of this Agreement by, or other wrongful act of, the Receiving Party; or (z) was received by the Receiving Party from a third party who was not, at the time of receipt, under any obligation to the Disclosing Party or any other Person to maintain the confidentiality of such information.

“Disclosing Party” has the meaning set forth in Section 9.1.

“Effective Date” has the meaning set forth in the preamble.

“Governmental Authority” means any federal, state, national, supranational, local, or other government, whether domestic or foreign, including any subdivision, department, agency, instrumentality, authority (including any regulatory authority), commission, board, or bureau thereof, or any court, tribunal, or arbitrator.

“Improvement” means any modification of or improvement or enhancement to the Licensed Technology.

“Intellectual Property Rights” means any and all rights, title, and interest in and to intellectual property, whether protected, created, or arising under the laws of the United States or any other jurisdiction, including: (a) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (b) trademarks, service marks, trade names, trade dress, logos, corporate names, domain names, and other source identifiers, together with all goodwill associated therewith; (c) copyrights, works of authorship, and moral rights; (d) trade secrets, know-how, inventions, processes, techniques, methodologies, and other confidential or proprietary information; (e) mask works and semiconductor topography rights; (f) database rights; (g) rights of publicity and privacy; (h) all registrations, applications, renewals, extensions, and reversions of the foregoing; and (i) all other intellectual property rights and proprietary rights, however denominated, throughout the world.

“Indemnitee” has the meaning set forth in Section 12.1.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any federal, state, local, or foreign government or political subdivision thereof, or any arbitrator, court, or tribunal of competent jurisdiction.

“Licensed Patents” means (a) the patents and patent applications listed in Schedule 1, all patents issuing from the patent applications listed in Schedule 1, and all continuations, continuations-in-part, divisions, extensions, substitutions, reissues, re-examinations, and renewals of any of the foregoing, and all patent rights directed to any Improvement; (b) any patents in the Territory issuing from any applications that claim domestic benefit or foreign priority from any of the patents or patent applications identified in subsection (a) or from which any of the patents or patent applications identified in subsection (a) claim domestic benefit or foreign priority. Schedule 1 will be amended from time-to-time during the Term to include all Licensed Patents owned, co-owned, or controlled by Licensor that cover or incorporate any Improvements.

“Licensed Products” means all products and services, the manufacture, use, offer for sale, sale, importation, or other exploitation of which utilizes or incorporates any Licensed Technology.

“Licensee” has the meaning set forth in the preamble.

“Licensor” has the meaning set forth in the preamble.

“Losses” means all losses, damages, liabilities, costs, and expenses, including reasonable attorneys’ fees and other litigation costs.

“Licensed Technology” means, collectively, (a) the Licensed Patents, (b) the Licensed Trademarks and (c) all Technology owned or controlled by Licensor or its Affiliates as of the Effective Date or during the Term that is necessary or useful for Licensee to make, use, offer for sale, sell, import, or otherwise exploit the Licensed Products in the Territory.

“Licensed Trademarks” means (a) the trademarks, service marks, trade names, trade dress, logos, domain names, and other source identifiers, and all applications and registrations therefor, listed in Schedule 2, together with all goodwill associated therewith, and all renewals, extensions, and modifications of any of the foregoing, and (b) any trademarks, service marks, trade names, trade dress, logos, domain names, or other source identifiers, and all applications and registrations therefor, adopted or filed by Licensor or its Affiliates after the Effective Date in connection with the Licensed Technology or the Licensed Products.

“Party” has the meaning set forth in the preamble.

“Person(s)” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

“Receiving Party” has the meaning set forth in Section 9.1.

“Representatives” means a Party’s and its Affiliates’ employees, officers, directors, consultants, and legal advisors.

“Sublicensee” means any Person that is granted a sublicense, in whole or in part, by Licensee under this Agreement.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other business entity that is controlled by such Person, and “control” has the meaning given to it in the definition of “Affiliate”.

“Term” has the meaning set forth in Section 13.1.

“Technology” means any information, data, materials, discovery, invention, idea, process, protocol, techniques, formulation, know-how, trade secret, method, development, enhancement, modification, improvement, work of authorship, computer software (including source code and object code), material, or sample, and documentation of any of the foregoing (including any records, data, concepts, information, designs, programs, formulae, or writings), in each case whether patentable or not, or susceptible to copyright, trade secret, or any other form of legal protection under applicable law (including regulations).

“Territory” means worldwide.

“Valid Claim” means, on a country-by-country basis, a claim of an unexpired issued or granted Licensed Patent, as long as the claim has not been admitted by Licensor or otherwise caused to be invalid or unenforceable through reissue, disclaimer, or otherwise, or held invalid or unenforceable by a Governmental Authority of competent jurisdiction from whose judgment no appeal is allowed or timely taken.

2. Grant.

2.1 Scope of Grant. Subject to the terms and conditions of this Agreement, Licensor, on behalf of itself and its Affiliates, hereby grants to Licensee and its Affiliates during the Term an exclusive (even as to Licensor), sublicensable, perpetual, and fully paid-up right and license under the Licensed Technology and all associated Intellectual Property Rights to make, have made, use, offer to sell, sell, import, and otherwise exploit Licensed Products in the Territory.

2.2 Restrictions on Licensor. Licensor shall not, and shall not grant others the right to, make, use, offer to sell, sell, import, or otherwise exploit Licensed Products or Licensed Technology during the Term in the Territory.

2.3 Sublicensing. Licensee may grant sublicenses under the rights and licenses granted in Section 2.1, through multiple tiers, to any of its Affiliates or Subsidiaries (including, for the avoidance of doubt, Quantum Drone or any other wholly-owned subsidiary of Licensee formed for purposes of exploiting the Licensed Technology) or to any third party. The granting of sublicenses will be at Licensee’s sole and exclusive discretion and Licensee will have the sole and exclusive power to determine the identity of any sublicensee, the applicable licensee fees or royalty rates, if any, and other terms and conditions of the sublicense.

2.4 No Field of Use Limitation. For the avoidance of doubt, the license granted under Section 2.1 is not limited to any specific field of use, application, or industry, and Licensee may use the Licensed Technology for any purpose whatsoever, including, without limitation, drones, cyber technology, and any other applications as Licensee may determine in its sole discretion.

3. Improvements.

3.1 Notice of Improvements. If Licensor develops any Improvement or files a patent application anywhere in the Territory for any Improvement, Licensor shall provide written notice to Licensee within twenty (20) Business Days after the development or filing date, as applicable, with such details of the Improvement as Licensee reasonably requires to effectively evaluate the Improvement.

3.2 License to Improvements. All Improvements developed by Licensor shall automatically be included in the Licensed Technology and subject to the license granted under Section 2.1. To the extent any Improvement is the subject of a patent application, such patent application will be deemed a Licensed Patent effective upon filing.

3.3 No Grant-Backs. All right, title, and interest in any Improvement conceived, made, or reduced to practice by Licensee during the Term of this Agreement, and all Intellectual Property Rights claiming any such Improvements, will:

(a) as between the Parties, remain the sole and exclusive property of Licensee; and

(b) not be licensed to Licensor, unless the parties otherwise specifically agree in writing.

3.4 Jointly Developed Technology. Any Improvement that would, but for the provisions of this Agreement, be deemed to be jointly invented or authored by the Parties (i) based upon “inventorship” according to the principles of United States patent law; (ii) based upon authorship according to the principles of U.S. copyright law; and (iii) other applicable U.S. law for non-patentable Intellectual Property, shall in all cases, along with any Intellectual Property Rights resulting from or embodying such Improvement, be jointly owned by the Parties. For the sake of clarity, as provided in Section 3.2, Licensor’s rights in any such jointly developed Improvement shall automatically be included in the Licensed Technology and Licensed Patents and shall be subject to the license granted under Section 2.1, and Licensee’s rights in any such jointly developed Improvement during the Term will be subject to Section 3.3.

4. Consideration.

4.1 Upfront Consideration. In consideration of the license and rights granted hereunder, and subject to the satisfaction of the Conditions Precedent set forth in Section 4.5, Licensee shall pay or cause to be paid to Licensor or its designees: (a) Five Million US Dollars ($5,000,000) in cash; and (b) 20,000,000 shares of common stock of Licensee (“Licensor Consideration Shares”), which shares will be in the form of restricted stock with a six (6) month lock-up period and a five percent (5%) average weighted volume restriction, issued at a price per share equal to the closing price on the date prior to the Effective Date (collectively, the “Upfront Consideration”). The Licensor Consideration Shares shall be issued pursuant to a securities purchase agreement between Licensee and Licensor in substantially the form attached hereto as Exhibit C (the “Licensor SPA”). Separately, and in connection with that certain Advisory Agreement between Licensee and Alexander Gurevich (the “Advisory Agreement”), a copy of which is attached hereto as Exhibit B, Licensee shall issue 5,000,000 shares of common stock of Licensee to Alexander Gurevich (the “Advisor Consideration Shares” and together with the Licensor Consideration Shares the “Consideration Shares”) as compensation for advisory services rendered pursuant to the Advisory Agreement. The Advisor Consideration Shares will be issued pursuant to a securities purchase agreement between Licensee and Alexander Gurevich in substantially the form attached hereto as Exhibit C (the “Advisor SPA” and, together with the Licensor SPA, the “SPAs”). The Advisor Consideration Shares shall be issued concurrently with the Licensor Consideration Shares upon satisfaction of the Conditions Precedent.

4.2 Subject to the satisfaction of the Conditions Precedent set forth in Section 4.5, the Upfront Consideration shall be paid within ninety (90) days of the satisfaction of all Conditions Precedent. Upon payment of the Upfront Consideration in full, the license granted hereunder shall be fully paid-up and royalty-free, and no further payments shall be due from Licensee to Licensor with respect to the rights granted under this Agreement. The Parties acknowledge that the Upfront Consideration shall be deployed in accordance with the Use of Proceeds and Staffing Plan attached hereto as Exhibit B.

4.3 Legend Removal. Licensee shall take reasonable steps to ensure the removal of the restrictive legend on any shares of common stock issued pursuant to Section 4.1(b) when such shares are eligible for a resale exemption under applicable securities laws.

4.4 SEC Filings. Immediately upon execution of this Agreement, Licensee and its counsel shall prepare and file a Current Report on Form 8-K with the United States Securities and Exchange Commission for the disclosure of the transactions contemplated by the Transaction Agreements.

4.5 Conditions Precedent to Payment. The obligation of Licensee to pay the Upfront Consideration and issue the Consideration Shares pursuant to Section 4.1 shall be subject to the satisfaction (or waiver by Licensee in its sole discretion) of each of the following conditions precedent (collectively, the “Conditions Precedent”):

(a) Licensee shall have completed its intellectual property due diligence review of the Licensed Technology and the Licensed Patents to its satisfaction, in its sole and absolute discretion;

(b) Licensor shall have made, at its sole cost and expense, any and all corrective filings with the United States Patent and Trademark Office (and any other applicable patent office) as may be requested by Licensee in connection with the Licensed Patents, including without limitation any filings necessary to correct inventorship, ownership, assignments, or other deficiencies identified by Licensee during its due diligence review, and all such corrective filings shall have been accepted or recorded by the applicable patent office;

(c) Licensor and Alexander Gurevich shall have duly executed and delivered the SPAs in the form attached hereto as Exhibit C;

(d) the Advisory Agreement shall be in full force and effect;

(e) the representations and warranties of Licensor set forth in Section 10.2 shall be true and correct in all material respects as of the date of payment of the Upfront Consideration; and

(f) no event shall have occurred that would reasonably be expected to have a material adverse effect on the Licensed Technology or the Licensed Patents.

4.6 Corrective Filings. Licensor shall, promptly upon written request by Licensee, prepare, execute, and file (or cause to be prepared, executed, and filed) with the United States Patent and Trademark Office and any other applicable patent office, any and all corrective filings, including without limitation corrective assignments, certificates of correction, petitions to correct inventorship, and any other filings necessary to cure any deficiencies, errors, or omissions in the prosecution, ownership, or chain of title of the Licensed Patents identified by Licensee. All costs and expenses associated with such corrective filings shall be borne by Licensor. Licensor shall keep Licensee reasonably informed of the status of all corrective filings and shall promptly provide Licensee with copies of all filed documents and any correspondence with the applicable patent office relating thereto.

5. [Reserved].

6. Patent Prosecution and Maintenance.

6.1 Patent Prosecution and Maintenance. Subject to Section 6.2, for each patent application and patent included within the Licensed Patents, Licensee shall, at its sole cost and expense, prepare, file, prosecute, and maintain such Licensed Patent using reasonable care and skill. Without limiting the foregoing, Licensee may in its discretion:

(a) subject to Section 6.2, select and direct patent counsel of its choosing;

(b) keep Licensor reasonably informed, as Licensee deems appropriate, of material developments in the prosecution of Licensed Patents;

(c) upon reasonable request by Licensor, provide copies of material filings and correspondence with patent offices;

(d) make decisions regarding the scope, strategy, and prosecution of Licensed Patents in its sole discretion; and

(e) notify Licensor in writing of any decision to abandon any Licensed Patent, in accordance with section 6.2.

(f) Licensor shall, at Licensee’s request and out-of-pocket expense, provide all reasonable cooperation and assistance in connection with the prosecution and maintenance of the Licensed Patents, including executing all documents, instruments, and declarations reasonably necessary to effectuate the filing, prosecution, and maintenance of the Licensed Patents.

6.2 Abandonment. If Licensee plans to abandon any patent application or patent included within the Licensed Patents in the Territory, Licensee shall notify Licensor in writing at least ninety (90) days in advance of the due date of any payment or other action that is required to prosecute and maintain such Licensed Patent. Following such notice, Licensor will have the right, in its sole discretion, to assume control and direction of the prosecution and maintenance of such Licensed Patent at its sole cost and expense in such country, and Licensor shall, at Licensee’s request, assign to Licensee such patent application or patent. Effective as of the effective date of any such assignment under this Section 6.2, such patent application or patent shall no longer be a Licensed Patent.

7. Enforcement of Licensed Patents.

7.1 Notice of Infringement or Third-Party Claims. If either Party becomes aware of (a) any suspected infringement of any Licensed Patent by a third party in the Territory, or (b) any claim that any Licensed Patent is invalid or unenforceable, such Party shall promptly notify the other Party and provide it with all details of such infringement or claim, as applicable, that are known by such Party.

7.2 Right to Bring Action or Defend. Licensee shall have the first right, but not the obligation, to bring an infringement action to enforce any Licensed Patent, to defend any declaratory judgment action concerning any Licensed Patent, and take any other lawful action reasonably necessary to protect, enforce, or defend any Licensed Patent, and to control the conduct thereof.

7.3 Cooperation, Recovery, and Settlement. In the event Licensee undertakes the enforcement or defense of any Licensed Patent in accordance with Section 7.2:

(a) Licensor shall provide all reasonable cooperation and assistance, at Licensee’s expense, including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and being joined as a party to such action as necessary to establish standing;

(b) any recovery, damages, or settlement derived from such suit, action, or other proceeding will be for the account of Licensee attorneys’ fees; and

(c) Licensee may settle any such suit, action, or other proceeding, whether by consent order, settlement, or other voluntary final disposition, without the prior written approval of Licensor.

8. Compliance with Laws.

8.1 Patent Marking. Licensee shall comply with the patent marking provisions of 35 U.S.C. § 287(a) by marking all Licensed Products with the word “patent” or the abbreviation “pat.” and either the relevant Licensed Patents or a web address that is freely accessible to the public and that lists the relevant Licensed Patents. Licensee shall comply with the patent marking Laws of the relevant countries in the Territory.

8.2 Recordation of License. If recordation of this Agreement or any part of it with a national or supranational Governmental Authority is necessary or useful for Licensee to fully enjoy the rights, privileges, and benefits of this Agreement, Licensor shall, at its own expense, record this Agreement or all such parts of this Agreement and information concerning the license granted hereunder with each such appropriate national or supranational Governmental Authority.

9. Confidentiality.

9.1 Confidentiality Obligations. Each Party (the “Receiving Party”) acknowledges that in connection with this Agreement it will gain access to Confidential Information of the other Party (the “Disclosing Party”). As a condition to being furnished with Confidential Information, the Receiving Party shall, during the Term and for five (5) years hereafter (except that with respect to any trade secrets the obligations under this Section 9 shall survive indefinitely):

(a) not use the Disclosing Party’s Confidential Information other than as strictly necessary to exercise its rights and perform its obligations under this Agreement; and

(b) maintain the Disclosing Party’s Confidential Information in strict confidence and, subject to Section 9.2, not disclose the Disclosing Party’s Confidential Information without the Disclosing Party’s prior written consent, provided, however, the Receiving Party may disclose the Confidential Information to its Representatives who:

(i) have a need to know the Confidential Information for purposes of the Receiving Party’s performance, or exercise of its rights with respect to such Confidential Information, under this Agreement;

(ii) have been apprised of this restriction; and

(iii) are themselves bound by written nondisclosure agreements at least as restrictive as those set out in this Section 9, provided further that the Receiving Party will be responsible for ensuring its Representatives’ compliance with, and will be liable for any breach by its Representatives of, this Section 9.

The Receiving Party shall use reasonable care, at least as protective as the efforts it uses with respect to its own confidential information, to safeguard the Disclosing Party’s Confidential Information from use or disclosure other than as permitted hereby.

9.2 Exceptions. If the Receiving Party becomes legally compelled to disclose any Confidential Information, the Receiving Party shall:

(a) provide prompt written notice to the Disclosing Party so the Disclosing Party may seek: to limit or quash the legal requirement, a protective order or other appropriate remedy, or to waive its rights under Section 9; and

(b) disclose only the portion of Confidential Information it is legally required to furnish.

If a protective order or other remedy is not obtained, or the Disclosing Party waives compliance under Section 9, the Receiving Party shall, at the Disclosing Party’s expense, use reasonable efforts to obtain assurance that confidential treatment will be afforded the Confidential Information.

10. Representations and Warranties.

10.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that:

(a) it is duly organized, validly existing, and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization, or chartering;

(b) it has, and throughout the Term will retain, the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder;

(c) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the Party; and

(d) when executed and delivered by such Party, this Agreement will constitute the legal, valid, and binding obligation of that Party, enforceable against that Party in accordance with its terms.

10.2 Licensor’s Representations and Warranties. Licensor represents and warrants that:

(a) The patents and patent applications identified on Schedule 1, and the Technology described on Schedule 3, collectively constitute all of the Intellectual Property Rights owned by Licensor or its Affiliates that are necessary or useful for Licensee, or its Sublicensees, to make, use, offer to sell, sell, import, and otherwise exploit the Licensed Products in the Territory;

(b) it and its Affiliates are the sole and exclusive owners of the entire right, title, and interest in and to the Licensed Technology (including the Licensed Patents);

(c) it has, and throughout the Term will retain, the right to grant the license granted to Licensee hereunder, and it has not granted, and is not under any obligation to grant, to any third party any license, lien, option, encumbrance, or other contingent or non-contingent right, title, or interest in or to the Licensed Technology that conflicts with the rights and licenses granted to Licensee hereunder;

(d) Licensor has complied in all material respects with all applicable Laws in connection with the prosecution of the Licensed Patents, including any disclosure requirements of the United States Patent and Trademark Office and any foreign patent office, and has timely paid all filing and renewal fees payable with respect thereto;

(e) there is no settled, pending, or to its knowledge threatened litigation, claim, or proceeding alleging that any (x) Licensed Technology violates the Intellectual Property Rights of any third party; or (y) Licensed Patent is invalid or unenforceable (including any interference, nullity, opposition, inter partes, or post-grant review or similar invalidity or patentability proceedings before the United States Patent and Trademark Office or any foreign patent office), and it has no knowledge after reasonable investigation of any factual, legal, or other reasonable basis for any such litigation, claim, or proceeding;

(f) the Licensed Technology is not in development and is ready for commercialization as of the Effective Date, and Licensor has not withheld any information material to the commercial readiness of the Licensed Technology;

11. Exclusion of Consequential and Other Direct Damages. TO THE FULLEST EXTENT PERMITTED BY LAW, LICENSEE WILL NOT BE LIABLE TO LICENSOR OR ANY OTHER PERSON FOR ANY INJURY TO OR LOSS OF GOODWILL, REPUTATION, BUSINESS PRODUCTION, REVENUES, PROFITS, ANTICIPATED PROFITS, CONTRACTS, OR OPPORTUNITIES (REGARDLESS OF HOW THESE ARE CLASSIFIED AS DAMAGES), OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE, OR ENHANCED DAMAGES, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY, OR OTHERWISE (INCLUDING THE ENTRY INTO, PERFORMANCE, OR BREACH OF THIS AGREEMENT), REGARDLESS OF WHETHER SUCH LOSS OR DAMAGE WAS FORESEEABLE AND THE PARTY AGAINST WHOM LIABILITY IS CLAIMED HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED REMEDY OF ITS ESSENTIAL PURPOSE.

12. Indemnification.

12.1 Indemnification by Licensor. Licensor shall indemnify, defend, and hold harmless Licensee and its Affiliates, and each of Licensee’s and its Affiliates’ respective officers, directors, employees, agents, successors, and assigns (each, a “Licensor Indemnitee”) against all Losses arising out of or resulting from any third-party claim, suit, action, or proceeding (each, an “Action”) related to or arising out of: (a) Licensor’s breach of any representation, warranty, covenant, or obligation under this Agreement, including any misrepresentation regarding, or failure to disclose, information within Licensor’s control or actually known to Licensor; or (b) any use of the Licensed Technology that infringes or otherwise violates the Intellectual Property Rights of any third party.

12.2 Indemnification by Licensee. Licensee shall indemnify, defend, and hold harmless Licensor and its Affiliates, and each of Licensor’s and its Affiliates’ respective officers, directors, employees, agents, successors, and assigns (each, a “Licensee Indemnitee”) against all Losses arising out of or resulting from any Action related to or arising out of: (a) Licensee’s breach of any representation, warranty, covenant, or obligation under this Agreement, including any misrepresentation regarding, or failure to disclose, information within Licensee’s control or actually known to Licensee; or (b) Licensee’s use, commercialization, or exploitation of the Licensed Technology to the extent such use, commercialization, or exploitation exposes Licensor to third-party claims not otherwise covered by Licensor’s indemnification obligations under Section 12.1

12.3 Indemnification Procedure. The Party seeking indemnification (the “Indemnitee”) shall promptly notify the indemnifying Party (the “Indemnitor”) in writing of any Action and cooperate with the Indemnitor at the Indemnitor’s sole cost and expense. The Indemnitor shall immediately take control of the defense and investigation of the Action and shall employ counsel reasonably acceptable to the Indemnitee to handle and defend the same, at the Indemnitor’s sole cost and expense. The Indemnitor shall not settle any Action in a manner that adversely affects the rights of any Indemnitee without the Indemnitee’s prior written consent, which consent may not be unreasonably withheld or delayed. The Indemnitee’s failure to perform any obligations under this Section 1.3 shall not relieve the Indemnitor of its obligations under this Section 1.3 except to the extent the Indemnitor can demonstrate that it has been materially prejudiced as a result of the failure. The Indemnitee may participate in and observe the proceedings at its own cost and expense with counsel of its own choosing.

13. Term and Termination.

13.1 Term. This Agreement is effective as of the Effective Date and, unless terminated earlier in accordance with Section 13.2, will continue in full force and effect in perpetuity (the “Term”).

13.2 Termination.

(a) Licensee may terminate this Agreement at any time without cause, and without incurring any additional obligation, liability, or penalty, by providing at least thirty (30) Business Days’ prior written notice to licensor.

(b) The non-breaching Party may terminate this Agreement on written notice to the other Party if the other Party materially breaches this Agreement and fails to cure such breach within ninety (90) days after receiving written notice thereof.

(c) Licensee may terminate this Agreement and the Supply Agreement, effective immediately upon written notice to Licensor, if any Condition Precedent set forth in Section 4.5 has not been satisfied (or waived by Licensee) within ninety (90) days of the Effective Date (or such longer period as Licensee may agree in writing). Upon any such termination, (i) Licensee shall have no obligation to pay the Upfront Consideration or issue the Consideration Shares, (ii) all rights and licenses granted under this Agreement shall immediately terminate, (iii) the Supply Agreement shall automatically terminate, and (iv) neither Party shall have any further liability to the other Party under this Agreement or the Supply Agreement, except for obligations that expressly survive termination.

13.3 Effect of Termination. On any termination of this Agreement, Licensor shall (a) return to Licensee all documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on Licensee’s Confidential Information; (b) permanently erase Licensee’s Confidential Information from its computer systems; and (c) certify in writing to Licensee that it has complied with the requirements of this Section 13.3.

13.4 Licensee’s Rights Upon Termination for Licensor’s Breach. Notwithstanding anything to the contrary in this Agreement, in the event Licensee terminates this Agreement pursuant to Section 13.2(b) as a result of Licensor’s material breach, Licensee may, in its sole discretion, elect to retain all rights and licenses granted under this Agreement (including all rights under the Licensed Technology and Licensed Patents), which rights and licenses shall survive such termination as fully paid-up, perpetual, irrevocable, and royalty-free licenses. Upon any such election by Licensee, Licensor shall reasonably cooperate with Licensee in the transfer of all Technology, technical information, documentation, know-how, and other materials necessary or useful for Licensee to continue manufacturing, using, offering for sale, selling, importing, and otherwise exploiting products incorporating the Licensed Technology (a “Technology Transfer”), including by: (i) promptly delivering to Licensee or its designee complete copies of all technical data, formulations, specifications, processes, procedures, and other information embodied in or relating to the Licensed Technology; (ii) making Licensor’s qualified personnel reasonably available to Licensee for consultation and assistance in connection with the Technology Transfer for a period of up to twelve (12) months following Licensee’s election; and (iii) executing such additional documents and instruments as may be reasonably necessary to effectuate the Technology Transfer. Licensor shall bear its own costs in connection with such cooperation, except that Licensee shall reimburse Licensor for reasonable, documented out-of-pocket expenses incurred at Licensee’s specific written request. For the avoidance of doubt, Licensee’s election to retain the licenses under this Section 13.4 shall not limit or waive any other rights or remedies available to Licensee at law or in equity, including any right to recover damages or seek clawback of the Upfront Consideration

13.5 Expiration of Licensed Patents. At the expiration of the last patent to expire under the Licensed Patents in any country in the Territory with respect to any Licensed Product, Licensee will have a perpetual, irrevocable, fully paid-up, royalty-free right and license to subsequently make, use, offer to sell, sell, and import in that country any and all products that were previously Licensed Products and shall have no further obligations to Licensor in that country with respect to such Licensed Patents or any other Licensed Technology. For the avoidance of doubt, the license to the Licensed Technology (including all non-patent Intellectual Property Rights) granted hereunder shall continue in full force and effect in accordance with the Term.

13.6 Survival. The rights and obligations of the Parties set forth in this Section 13.5 and Section 1 (Definitions), Section 4 (Consideration), Section 9 (Confidentiality), Section 10 (Representations and Warranties), Section 12 (Indemnification), Section 13.3 (Effect of Termination), Section 13.4 (Expiration of Licensed Patents)and Section 14 (Miscellaneous), and any right, obligation, or required performance of the Parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, will survive any such termination or expiration.

14. Miscellaneous.

14.1 Bankruptcy. All rights and licenses granted by Licensor under this Agreement are and will be deemed to be rights and licenses to “intellectual property” as such term is used in, and interpreted under, Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”) (11 U.S.C. § 365(n)). Licensee has all rights, elections, and protections under the Bankruptcy Code and all other bankruptcy, insolvency, and similar laws with respect to the Agreement, and the subject matter hereof. Without limiting the generality of the foregoing, Licensor acknowledges and agrees that, if Licensor or its estate shall become subject to any bankruptcy or similar proceeding:

(a) subject to Licensee’s rights of election under Section 365(n), all rights, licenses, and privileges granted to Licensee under this Agreement will continue subject to the respective terms and conditions hereof, and will not be affected, even by Licensor’s rejection of this Agreement; and

(b) Licensee shall be entitled to a complete duplicate of, or complete access to, as appropriate, all such intellectual property and embodiments of intellectual property, which, if not already in Licensee’s possession, shall be promptly delivered to Licensee or its designee, unless Licensor elects to and does in fact continue to perform all of its obligations under this Agreement.

14.2 Further Assurances. Each Party shall, and shall cause their respective Affiliates to, upon the reasonable request, and at the sole cost and expense, of the other Party, promptly execute such documents and take such further actions as may be necessary to give full effect to the terms of this Agreement.

14.3 Independent Contractors. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement creates any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the parties, and neither Party has authority to contract for or bind the other Party in any manner whatsoever.

14.4 No Public Statements. Neither Party may issue or release any announcement, statement, press release, or other publicity or marketing materials relating to this Agreement or, unless expressly permitted under this Agreement, otherwise use the other Party’s trademarks, service marks, trade names, logos, domain names, or other indicia of source, association, or sponsorship, in each case, without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed.

14.5 Notices. The Parties shall deliver all notices, requests, consents, claims, demands, waivers, and other communications under this Agreement in writing and addressed to the applicable recipient as set out below (or as the recipient otherwise specifies in accordance with this Section). Notices and other communications sent in accordance with this Section will be deemed to have been validly given and effective: (a) when delivered by hand (with written confirmation of receipt); (b) when delivered if sent by a nationally recognized same-day or overnight courier (with all fees prepaid); (c) on the date sent by email if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

If to Licensor:	BP United Inc. 20855 NE 16th Ave., STE C38 Miami, FL 33179 Email: ag@cfcfinance.com Attention: Alexander Gurevich

With a copy to (which shall not constitute notice:	Gruder Woods 200 Connecticut Avenue Norwalk CT 06854 Attention: Ken Gruder Esq.

If to Licensee:	Quantum Cyber N.V. 1501 Belvedere Road Suite 500, West Palm Beach, FL, 33406 Email: david@activistinvestingllc.com Attention: David Lazar

With a copy to (which shall not constitute notice:	Haynes and Boone, LLP 30 Rockefeller Plaza, Floor 22 New York, NY 10112 Email: greg.kramer@haynesboone.com Attention: Greg Kramer

14.6 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes,” and “including” will be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole.

Unless the context otherwise requires, references herein to: (x) Sections and Schedules refer to the Sections of and Schedules attached to this Agreement; (y) an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

14.7 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

14.8 Entire Agreement. This Agreement, together with the Supply Agreement, all Schedules, all Exhibits, and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any conflict between the terms and provisions of this Agreement and those of any Schedule, Exhibit or other document, the following order of precedence will govern: (a) first, this Agreement, excluding its Schedules and Exhibits; (b) second, the Schedules to this Agreement as of the Effective Date; and (c) third, the Exhibits to this Agreement. For the avoidance of doubt, nothing in the Supply Agreement shall limit, restrict, or otherwise affect the rights and licenses granted to Licensee under this Agreement.

14.9 Assignment. Licensee may freely assign or otherwise transfer all or any of its rights, or delegate or otherwise transfer all or any of its obligations or performance, under this Agreement without Licensor’s consent; provided, however, that no such assignment or transfer shall expand, enlarge, or otherwise increase any of Licensor’s obligations, liabilities, or duties under this Agreement beyond those existing immediately prior to such assignment or transfer. This Agreement is binding upon and inures to the benefit of the Parties hereto and their respective permitted successors and assigns.

14.10 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under, or by reason of this Agreement.

14.11 Amendment; Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

14.12 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

14.13 Governing Law; Submission to Jurisdiction.

(a) This Agreement and all related documents, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the laws of the State of New York, United States of America, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of New York.

(b) Any legal suit, action, or proceeding arising out of or related to this Agreement or the licenses granted hereunder, or the validity or enforceability or scope of any Licensed Patent claim, or whether a Licensed Product infringes a Valid Claim, may be instituted in the federal courts of the United States or the courts of the State of New York. Each Party irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by mail to such Party’s address set forth herein will be effective service of process for any suit, action, or other proceeding brought in any such court.

14.14 Waiver of Jury Trial. Each Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

14.15 Equitable Relief. Each Party acknowledges that a breach by the other Party of this Agreement may cause the non-breaching Party irreparable harm, for which an award of damages would not be adequate compensation, and agrees that, in the event of such a breach or threatened breach, the non-breaching Party will be entitled to seek equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance, and any other relief that may be available from any court, and the Parties hereby waive any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such relief. These remedies are not exclusive but are in addition to all other remedies available under this Agreement at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

14.16 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts by manual signature or electronic signature complying with the Electronic Signatures in Global and National Commerce Act (E-SIGN), each of which will be deemed an original, and all of which together will constitute one and the same agreement. Counterparts delivered by email or other electronic transmission (including of an electronic signature) will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BP United Inc.

By	/s/ Alexander Gurevich
Name:	Alexander Gurevich
Title:	CEO

Quantum Cyber N.V.

By:	/s/ David Lazar
Name:	David Lazar
Title:	CEO